Exhibit 99.02
SECOND AMENDMENT
TO THE
CARDINAL HEALTH 401(k) SAVINGS PLAN
(As amended and restated January 1, 2005)
Background Information
A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health 401(k) Savings Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) oversees the administration of the Plan and is authorized to amend the Plan.

C.	The Committee desires to amend the Plan to remove the last day of the fiscal year employment requirement related to the transition contribution applicable to certain participants of the R.P. Scherer Employees’ Retirement Income Plan.

D.	The Committee also desires to amend the Plan to revise the compensation allocation period used in determining the amount of the transition benefit.

E.	Section 12.02 of the Plan permits the amendment of the Plan at any time.
Amendment of the Plan
     The Plan is hereby amended as follows, effective July 1, 2005 unless another date is set forth below:
1.   Section C. of Schedule V of the Plan is amended in its entirety to read as follows:
C.	Transition Contribution for Participants in the R.P. Scherer Employees’ Retirement Income Plan. The Employer shall make a Transition Contribution on behalf of an Employee of Cardinal Health 409, Inc. (f/k/a R.P. Scherer Corporation) who:
(i)	was a Participant in the R.P. Scherer Corporation Employees’ Retirement Income Plan (the “Pension Plan”) on December 31, 2002;

(ii)	completed at least five (5) Years of Service on or before December 31, 2002;

(iii)	attained at least age fifty (50) on or before December 31, 2002; and

(iv)	was employed by Cardinal Health 409, Inc. on the last day of an applicable Fiscal Year for Fiscal Years ending on or before June 30, 2005. For Fiscal Years beginning on and after July 1, 2005, this subsection (iv) shall not apply.

The amount of the Transition Benefit shall be a percentage of Compensation based on the Participant’s Years of Service in the Pension Plan as of December 31, 2002:

Transition Benefit
Years of Service (as of 12/31/02)	Percentage
Less than five (5)	0%
At least five (5) but less than ten (10)	1.5%
At least ten (10) but less than fifteen (15)	3.5%
At least fifteen (15) but less than twenty (20)	5.5%
At least twenty (20) but less than twenty-five (25)	7.5%
Twenty-five (25) or more	9.5%
The Transition Benefit shall be contributed to the Participant’s Account for each Fiscal Year in which the Participant satisfies the criteria set forth in this subsection C beginning on January 1, 2003 and ending on June 30, 2005 and effective July 1, 2005, for each Plan Year (or remaining portion thereof) beginning on July 1, 2005 and ending on December 31, 2008.
Compensation used to determine the amount of the Transition Benefit for an applicable allocation period shall be based on the following:

Fiscal Year (July 1 to June 30)	Period Used to Determine Compensation
2003	January 1, 2003 to June 30, 2003
2004	July 1, 2003 to June 30, 2004
2005	July 1, 2004 to June 30, 2005

Calendar Year(eff. July 1, 2005)	Period Used to Determine Compensation
2005	July 1, 2005 to December 31, 2005
2006	January 1, 2006 to December 31, 2006
2007	January 1, 2007 to December 31, 2007
2008	January 1, 2008 to December 31, 2008
2.   All other Plan provisions shall remain in full force and effect.

CARDINAL HEALTH, INC.

By:	/s/ Susan Nelson
Susan Nelson

Its: Senior Vice President of Total Rewards

Date: 10/18/05